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Exhibit 23.2

Tetra Tech
350 Indiana Street, Suite 500
Golden CO 80401

March 29, 2012

Prospect Global Resources Inc.
1621 18th Street, Suite 260
Denver CO 80202
Attention: Wayne Rich

Subject: Tetra Tech Consent for Exhibit to Annual Report on Form 10-K

Dear Mr. Rich:

        American West Potash LLC (AWP) engaged Tetra Tech to conduct a preliminary economic assessment (PEA) study to determine the economic viability of the Holbrook Basin Potash project. The project included preliminary evaluation of the development of an underground potash mine, commissioning of a conventional potash flotation processing plant, and ancillary surface infrastructure facilities. Tetra Tech reviewed and incorporated information into this report as provided by AWP, North Rim Exploration, Ltd. (North Rim), regulatory agencies and other sources. This study was preliminary in nature and used both indicated and inferred mineral resources as identified by North Rim in the development and evaluation of the project.

        Tetra Tech hereby consents to being named in the Annual Report on Form 10-K being filed by Prospect Global Resources, Inc. on or about March 30, 2012 and to the filing of Tetra Tech's report, Preliminary Economic Assessment American West Potash-Holbrook Basin Project for American West Potash LLC, Tetra Tech Project No. 114-311158, dated December 2011 as an exhibit to the Annual Report.

        Tetra Tech appreciates the opportunity to work with Prospect Global Resources on this project. Please do not hesitate to contact me if you require any additional information.

        Tetra Tech hereby consents to being named in the Annual Report on Form 10-K being filed by Prospect Global Resources, Inc. on or about March 30, 2012 and to the filing of our Preliminary Economic Assessment dated December 2011 as an exhibit to the Annual Report.

Sincerely,
Tetra Tech
/s/ Daryl L Longwell Daryl L Longwell, PE Vice President\Regional Manager

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  Exhibit 23.2